Hartley Moore Accountancy Corporation
11801 Pierce Street, Suite 256
Riverside, CA 92505
Tel: (951) 710-3224

2400 East Katella Street, Suite 862
Anaheim, CA 92806
Tel: (714) 627-2506

www.hartleymooreaccountancycorporation.com

Hartley Moore Accountancy Corporation

January 6, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Inolife Technologies, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Inolife Technologies, Inc. dated January 3, 2014. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under item 4.01.

Very truly yours,

/s/Hartley Moore Accountancy Corporation

Hartley Moore Accountancy Corporation